Exhibit 99.9

FREQUENTLY ASKED QUESTIONS — SALES EMPLOYEES	November 14, 2019

KEY POINTS INCLUDED IN THIS FAQ:

•                  BUSINESS AS USUAL:

•                  All sales process and order fulfillment is expected to remain as-is, until further notice post-close

•                  Customers can purchase products under existing agreements

•                  All forecasting, systems and deal approvals are expected to stay the same until further notice post-close

•                  2019 commission plans will stay in place until the end of the year and new plans are expected to be put into place for 2020

•                  Quotas for 2019 will remain the same

•                  Commissions will be paid according to each company’s current policies for 2019

•                  Sales strategies for 2020 are expected to be finalized after closing

•                  Sales of each other’s products and services will begin after training on products, new processes, etc., once the transaction closes

•                  If an opportunity to sell each other’s products comes up in 2019, the salesperson should consult with Steven Bruny on strategy and next steps

It is extremely important that we remain focused on achieving our current sales goals and close out 2019 on a strong note. Below are some high-level answers to common questions that some of you may have. If you have additional questions, please consult with your manager or HR partner.

Q:                                  Who is ECI?

A:                                   ECI is a global provider of packet-optical networking, 5G transport and SDN/NFV solutions to CSPs, critical industries, and data center operators. www.ecitele.com

Q:                                  Why is Ribbon acquiring ECI?

A:                                   This pending transaction supports our strategic pillars by moving us into an adjacent market —   the global 5G packet optical transport market, where carriers will invest heavily in the coming years and where ECI is already a leading vendor.  Acquiring ECI also will expand our product portfolio, geographic footprint and scale, since they have a strong position in the Critical Infrastructure space and with a multitude of Communication Service Providers.

Q:                                  What are the terms of the acquisition?

A:                                   Please refer to the Press Release for details on the terms of the transaction.

Q:                                  Where is ECI based and how and when will it be integrated with Ribbon?

A:                                   ECI is headquartered in Petah Tikva, Israel.  We’re engaging in integration planning; however, it is business as usual until close. Our current plan is to keep the Petah Tikva site as a major hub.

Q:                                  How will customers benefit from this acquisition?

A:                                   Both Ribbon and ECI have been helping service providers and enterprise verticals transform their real time communications capabilities, including innovative revenue generating offers and big data analytics capabilities supporting network resiliency and monetization of customer data from the core to the edge. The demands on networks from increased data traffic has accelerated growth in the transport layer. ECI is already a leading vendor in this space with a broad, proven, and industry-leading product portfolio for the 5G market and comprehensive access to core backhaul solutions with integrated optical and packet capabilities.

Q:                                  What is the vision and overarching strategy of Ribbon + ECI?

A:                                   We believe the combination of Ribbon and ECI and their complementary solutions and services creates a winning combination that will uniquely position Ribbon for expansion and growth.  The pending transaction is expected to make Ribbon a stronger global company with broad products and solutions and diverse geographic revenue that is poised to meaningfully participate in the secure real-time communications, networking and 5G markets.  Furthermore, the proposed deal allows us to better serve our partners and customers with what we believe is a full stack of best-in-class solutions to leverage and monetize key growth opportunities in our sector, including cloud services, session security, edge / SD-WAN, optical and packet transport, services, and analytics / ML / AI.

Q:                                  Who does ECI compete against in its markets?

A:                                   ECI has a long track record of successfully competing against companies such as Huawei, Ciena, Infinera, Fujitsu, Cisco and Nokia.

Q:                                  How does this acquisition align with Ribbon’s strategic and financial direction?

A:                                   We believe this transaction is an important step in delivering on our strategic vision to expand our ecosystem and penetrate new adjacent markets — specifically 5G — as we look to comprehensively serve our customers’ communications needs around the globe.

Q:                                  What will the name of the new company be and what will happen to the ECI brand?

A:                                   The company will do business as “Ribbon Communications” globally. To leverage the strengths of the ECI brand in its markets, we are reviewing the brand strategy and will have specific brand updates at close.

Q:                                  How has the GTM changed?

A:                                   The GTM approach remains the same for Ribbon primarily via communications service providers, enterprise channels and ISVs. However, our GTM footprint has been expanded across geographies. The acquisition will enable Ribbon to take our market leading products and solutions to an expanded geographical footprint and reach based on the strengths of the two companies in different geographical markets.

Q:                                  What is the combined revenue, employees, geographic footprint and customer base of the two companies?

A:                                   The acquisition will make Ribbon a more powerful U.S.-based telecom solution vendor, with an expected combined annual revenue of more than $900 million and over 4,000 employees globally.  The transaction is anticipated to extend our combined global footprint, serving customers in over 140 countries.

Q:                                  What are the main strategic growth initiatives for the combined company?

A:                                   In addition to expanding our customer base, we believe the combination will create new revenue opportunities to drive growth and provide our customers and partners with a broader solutions portfolio from a larger scale and trusted vendor. We believe the total addressable market (TAM) for Ribbon will expand from $21bn to $57bn in 2022 to now also include optical, packet and Software Defined Networking (SDN).

Q:                                  When will the transaction be complete?

A:                                   We expect the transaction to close in first quarter of 2020.

Q:                                  When will the combined product portfolio be available?

A:                                   We will be in a position to address that after closing.

Q:                                  Will each company be able to sell the others’ products?

A:                                   Yes, the acquisition will create cross-selling opportunities for both companies after the closing. Specific rules of customer engagement will be communicated post-close. Until then, it is business as usual.

Q:                                  What changes will there be to the senior leadership?

A:                                   We will be working between now and the closing to get those details to you.

Q:                                  What changes will there be in the sales leadership?

A:                                   We will be working between now and the closing to get those details to you.

Q:                                  Will customer and partner contacts change because of the merger?

A:                                   Any changes in contacts will be communicated at a later time.

Q:                                  Does the acquisition change the order fulfillment and sales practices in use today?

A:                                   Sales processes and order fulfillment processes are expected to remain as is until sometime after the close. More information will be provided at that time.

Q:                                  Does the acquisition change the service and support that customers currently receive?

A:                                   There are no initial changes. However, we are always looking for the best way to service our large and diverse customer base. Both companies will be bringing many industry best practices together that we will leverage and propagate through our customer base where it makes sense.

Q:                                  Does the acquisition impact the contracts that customers currently have in place?

A:                                   For now, it is business as usual. We will be in a position to address that after closing.

Q:                                  From a sales operations perspective, how do I run my sales business (i.e., forecasting, systems, deals desk approvals)?

A:                                   All forecasting and systems and deal approvals will remain as is until sometime after the close. More information will be provided at that time.

Q:                                  Are sales commissions or quotas impacted?

A:                                   For now, it is business as usual. We will be in a position to address that after closing.

Q:                                  Will there be changes to how and when commissions are paid?

A:                                   For now, it is business as usual. We will be in a position to address that after closing.

Q:                                  What is the branding strategy and key marketing messages? In the short term, what PowerPoint template / business cards should I use when presenting to customers?

A:                                   For now, it is business as usual.

Q:                                  What branding guidelines should partners follow for co-branding?

A:                                   Partners should follow existing branding guidelines until new branding guidelines are introduced after closing.

Q:                                  How are we communicating with our customers and partners?

A:                                   We have sent letters today to our customers and partners, informing them of the proposed transaction and explaining how we believe the acquisition will benefit them.

Q:                                  What are my calls to action?

A:                                   Review related acquisition documents, share the press release with customers and inform them of the transaction news.

Q:                                  What is the impact on employees?  Will positions be eliminated?

A:                                   Given limited overlap between the two companies, we don’t expect any meaningful headcount reductions.

Q:                                  Will my benefits change?  How?

A:                                   We will be working between now and the closing to get those details to you.

Q:                                  What can I expect next?

A:                                   We will be providing additional details in the coming weeks and months.

Important Additional Information Will be Filed with the SEC

Ribbon Communications Inc. (“Ribbon”) will file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement of Ribbon relating to a special meeting of Ribbon’s stockholders (the “proxy statement”). SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIBBON, ECI TELECOM GROUP LTD. (“ECI”), THE PROPOSED TRANSACTIONS AND RELATED MATTERS.  Shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on Ribbon’s website at investors.ribboncommunications.com.

Participants in the Solicitation

Ribbon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ribbon in respect of the proposed transactions contemplated by the proxy statement.  Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Ribbon, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.  Information regarding Ribbon’s directors and executive officers is contained in Ribbon’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 25, 2019, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Ribbon and ECI, the proposed transactions and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ribbon and ECI as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “seek,” “see,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “target” or similar words, phrases or expressions, and include statements regarding the anticipated benefits of the merger with ECI, anticipated timing of closing of the merger, and Ribbon’s and ECI’s anticipated combined annual revenue, total number of countries in which their customers operate and total number of employees worldwide.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control, such as statements about the consummation of the proposed transaction.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to consummate the proposed transaction; failure to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential litigation relating to the proposed transaction and disruptions from the proposed transaction that could harm Ribbon’s or ECI’s business; reductions in client spending, a slowdown in client payments and changes in client requirements; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.  The foregoing list of factors is not exhaustive.  All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Unlisted factors may present significant additional obstacles to the realization of forward looking statements.  Accordingly, there is no assurance that the expectations of Ribbon or ECI will be realized.  Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Ribbon’s or ECI’s consolidated financial condition, results of operations or liquidity.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Ribbon’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC.  We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of any changes in circumstances or new information, future events or otherwise, except to the extent required by securities and other applicable law.